Exhibit 10.10

ROYALTY AGREEMENT

This royalty agreement is made on July 12-, 2017, effective as of July 12, 2017 (the “Effective Date”), by and between Alan Blackman, currently residing at              (hereinafter referred to as “Blackman”), and Barry Berler,                  (hereinafter referred to as “Berler”).

WHEREAS, Berler is the inventor of the Invention and owns all right, title and interest to the Invention and patent # USD743025 (the “Licensed Patent”) and/or Licensed Patent application; and

WHEREAS, Berler desires to have the Invention perfected, manufactured and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

WHEREAS, Blackman has acquired all intellectual property (the “IP”) rights to the Invention pursuant to the Asset Purchase Agreement (see attached);

WHEREAS, Blackman has agreed to make certain payments to Berler who shall be compensated for the assignment of his (its) intellectual property rights with 33 and 1/3% of the shares in Newco and as otherwise described in accordance with the terms of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS

“Agreement” means this Patent License and Royalty Agreement. “Invention” means the system and methods defined in the Licensed Patent.

“Field of Use” means all fields of use for the Licensed Patent’s intended purpose and market.

“Patent” means any letters patent issued or pending or abandoned in the field of safety syringes filed with the United States Patent and Trademark Office in which Smait Shield owns all right, title and interest to; or any foreign patents corresponding thereto, and/or any divisions, continuations, or reissue thereof.

“Products and Related Services” means any product and/or service, or part thereof, in the Field of Use, the manufacture, use, offer for sale, sale, or import of which:

(a) is covered by a valid claim of an issued, unexpired Patent directed to the Invention. A claim of an issued, unexpired Patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or (b) is covered by any claim being prosecuted in a pending application directed to the Invention.

“Purchaser” means Purchaser as defined in the Asset Purchase Agreement and includes its Affiliates. “Affiliate” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Purchaser; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity.

2. GRANT

Berler and Smart Shield hereby grant to Purchaser exclusive worldwide rights to the Patent, in the Field of Use, to make, have made, use, offer for sale, sell, lease, rent and export Products and Related Services for a term commencing as of Effective Date and ending on the expiration of the last to expire of the Patents.

Future Expenses - All future expenses in respect of the Patent shall be paid by Purchaser during the term of this Agreement.

Patent Maintenance Fees - All maintenance costs for issued Patents shall be paid by Purchaser during the term of this Agreement. Purchaser shall have the right to notify that it has no further interest in any particular patent requiring prosecution or maintenance payments, and ______________ may then elect to make the maintenance payments himself or abandon the patent.

The IP has been assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement. Notwithstanding anything to the contrary in this Royalty Agreement, the parties agree that the IP has been irrevocably assigned to the Purchaser for good and valuable consideration. Any disputes, disagreements, cancellations or terminations of, or associated with, this Royalty Agreement shall be resolved in accordance with the dispute resolution terms of this Royalty Agreement. This shall be the sole manner of recourse available to the parties.

3. COMMERCIAL APPLICATION (DILIGENCE)

Purchaser agrees to use reasonable efforts and diligence to proceed with the development, manufacture, and sublicensing of the Products and Related Services, and to develop markets for the Products and Related Services.

4. PATENT ROYALTIES AND QUARTERLY REPORTS

Patent Royalty Amounts -As part of the consideration for the grant of exclusive rights to the Patent, Purchaser will pay to Berler four percent (4%) of net sales derived from the use, offer for sale, sale, lease, rent and export of Products and Related Services (the “Patent Royalty”) in US Dollars. For purposes of this Agreement, net sales shall mean sales of any and all products and services utilizing the IP minus income taxes, sales taxes, goods and services taxes, product shipping and handling costs and customer returns approved by the parties in writing by the reporting close of each calendar year. Newco approved customer returns shall be charged against future royalties to Berler. The initial Patent Royalty payment shall be made to Berler on or before the expiration of forty-five (45) business days after the reporting close of the first calendar year after the Effective Date of this Agreement. Following the close of the first calendar year after the Effective Date and every year thereafter, Berler shall be paid on or before the expiration of forty-five (45) business days after the reporting close of each prior calendar quarter. Should Purchaser fail to make any payments as required herein, all monies paid by Purchaser until such date shall be retained by Berler without forfeiture, in addition to any other rights or remedies at law and/or in this Agreement available to Berler as a result of such breach.

Quarterly Patent Royalty Reports - Purchaser agrees to provide to Berler, within thirty (30) business days after the end of each calendar quarter and within ten (10) days after the expiration or termination of this Agreement, a report of the net sales derived from the use, offer for sale, sale, lease, rent and export of Products and Related Services, by country (if applicable) (“Quarterly Patent Royalty Reports”). Purchaser shall commence providing Beder such Quarterly Patent Royalty Reports within thirty (30) days following the end of the first calendar quarter in which sales occur. The Quarterly Patent Royalty Reports will quantify the net sales derived from the use, offer for sale, sale, lease, rent and export of Products and Related Services, by country (if applicable), accrued during the previous quarter explaining the basis for such calculations. Net sales shall be limited to sales in which Newco or its assigns has received payment.

Auditable Records - Pm-chaser shall keep true, accurate and consistent records containing regular entries relating to the net sales derived from the use, offer for sale, sell, lease, rent and export of Products and Related Services, by country (if applicable). These records shall be available for examination during normal business hours by Berler, his agents and representatives, who shall be entitled to perform an audit and to make copies and extracts and to receive any explanations that may reasonably be requested. Berler shall be responsible for payment of fees incurred by his agents and representatives, including accountants, except that Purchaser shall be responsible for such fees in the event an examination discloses a discrepancy in Berler’s favour of more than five (5%) percent of the payment of total fees due under this Agreement.

5. INDEMNITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER, ITS CUSTOMERS, THE USERS OF ANY LICENSED PRODUCTS AND RELATED SERVICES, OR ANY THIRD PARTIES FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON ARISING FROM ANY USE OF THE LICENSED PATENTS, LICENSED PRODUCTS AND RELATED SERVICES, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, INFRINGEMENT OF INTELLECTUAL PROPERTY, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. TERMINATION

Neither Blackman, Buyer nor Berler may cancel this agreement unless the Patents are rendered invalid by a court of law with proper jurisdiction over the matter; or if the products it makes no longer utilize the IP claimed in the Patents.

7. MISCELLANEOUS

Marking - Prior to the issuance of patents on the Invention, Purchaser agrees, when practical and consistent with Purchaser’s practices, to mark the Products and Related Services (or their containers or labels) made, sold, or otherwise disposed of by it under the terms of this Agreement with the words “Patent Pending”, and following the issuance of one or more patents, with the numbers of the Licensed Patent.

Infringement by Others: Protection of Patents - Purchaser shall promptly inform Berler of any suspected infringement of any Patent by a third party.

Sublicense - Purchaser may grant royalty free sublicenses.

Assignment - Purchaser may assign this Agreement to any majority owned Affiliate or to Newco, as defined in the Asset Purchase Agreement. Upon assigning this Agreement to Newco, Blackman shall have no further obligations arising from this Agreement.

Successors and Assigns - Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party.

Dispute Resolution - Disputes or claims under this Agreement shall be limited to money damages. The parties hereto agree to resolve any dispute or disagreements, excluding any dispute relating to patent validity or infringement, which may arise during the course of this Agreement as follows:

● First, Berler and Purchaser’s senior management will meet to attempt in good faith to resolve such dispute or disagreement;

● If no resolution is reached, either party may request a one-day meeting with a mediator;

● If no resolution is reached by mediation, such dispute or disagreement will be submitted for binding arbitration pursuant to the rules of the American Arbitration Association in accordance with its Commercial Arbitration

Rules. Such dispute will be resolved by arbitration before a single arbitrator. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Notices - Notices will be given by (a) certified mail (b) fax, (c) courier service, or (d) electronic mail (e-mail). Certified mail or courier service notice is effective on the earlier of 5 days from being deposited for delivery or the date on the mail or courier receipt. Fax and e-mail notice are effective when the sender receives confirmation that the fax was sent or the e-mail received. A party will send notice to the following mail or e-mail address or another address about which the party gives thirty (30) days prior written notice:

TO Barry Berler:

Barry Berler

TO Purchaser:

Alan Blackman

Scope of Agreement - This Agreement shall be interpreted in concert with the Asset Purchase Agreement as previously referenced in this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Asset Purchase Agreement, the terms contained in the Asset Purchase Agreement shall control.

Applicable Law - This Agreement shall be governed by the laws of the State of New York applicable to agreements negotiated, executed and performed wholly within the state of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals or counterpart by their duly authorized officers or representatives.

/s/ Alan Blackman

/s/ Barry Berler